Exhibit 99.1

DPW Holdings’ Investment in
Tribeca Hotel Secures $85 Million Construction Loan Commitment

Newport Beach, CA, October 15, 2018 (GLOBE NEWSWIRE) -- DPW Holdings, Inc. (NYSE American: DPW), a diversified holding company (“DPW”), announced that a group which includes DPW as an investor secured an $85 million construction loan commitment from a New York City-based multinational investment bank for the construction of a five-star ultra-luxury hotel in Tribeca (the “Hotel”). and led by two New York real estate development companies, Mactaggart Family & Partners LP and Caspi Development, As announced on May 25, 2018, DPW Holdings acquired a minority position in the investment.

“DPW seeks assets with unique attributes and significant promise,” said Milton “Todd” Ault III, DPW’s CEO and Chairman. “With strong luxury hospitality fundamentals and specific location advantages the Hotel is positioned to capitalize on the exploding business and residential growth of Lower Manhattan. This loan commitment from a prestigious bank validates our opportunity and keeps the Hotel on track to be completed in the summer of 2020. The anchor of DPW’s hospitality portfolio, the Hotel is expected to deliver long-term predictable cash-flow.”

The Tribeca Hotel

The 94,000 square foot hotel, located one block east of the Hudson River in the heart of the Tribeca North Historic District, will feature 96 opulently appointed rooms and suites, a lavish full-service spa and six first-class food and beverage venues, all exclusively designed by renowned designers Martin Brudnizki Design Studio and Stephen B. Jacobs Group. A 106-year, premier hospitality group among the largest operators of 5-star luxury hotels and casinos in Europe will share its flagship hotel’s name, sophistication and exclusive service. The group is expected to be revealed as part of a branding effort that will commence in the spring of 2019. A record-number Michelin star restaurateur is also contracted to oversee dining in the Hotel, including the New York manifestation of an iconic European institution in operation since the 1800s. AECOM Tishman Construction Corp. broke ground in December 2017 and expects to open the 96-room hotel during the fall of 2020, with the opening of the restaurants anticipated to be immediately thereafter. For more information regarding the hotel project, please use this link where a live video feed is also featured streaming during the day, https://DPWHoldings.com/456luxhotelnyc/.

DPW Investment

To maximize long-term predictable cash flow, DPW intends to invest pari passu with top-tier New York City real estate investors. Based on a projected average daily rate (ADR) of $983 upon stabilization in 2021 (as compared to the competitive set’s May 2016 ADR of $1,060), the Hotel is expected to produce a stable, unlevered yield on cost of 10%. A refinancing, three years after opening, is projected to return 50% of the invested equity and should generate cash-on-cash returns of 18% thereafter.

Partners

London-based Mactaggart Family & Partners, LP has been operating in New York City since 1985. Its experience spans over 35 years of high-end office and residential development including 589 Fifth Avenue, 590 Fifth Avenue, 183 Madison Avenue, and 576 Fifth Avenue.

Family-run Caspi Development represents decades of real estate pedigree, which along with a comprehensive hands-on approach, has led to an unparalleled reputation for perfection in design, construction and project completion. With a track record of both metropolitan and suburban achievements, Caspi thrives in the competitive Westchester and New York City landscapes. Bringing three generations of experience to the table, Caspi taps into its knowledgeable site selection and financial entrepreneurship to succeed in a variety of markets.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly owned subsidiaries and strategic investments, the company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, crypto-mining, and textiles. In addition, the company owns a select portfolio of commercial hospitality properties and extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW Holdings, Inc.’s headquarters is located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com

Forward-Looking Statements
The foregoing release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

Kirsten Chapman, LHA Investor Relations, 415.433.3777, dpwholdings@lhai.com